Exhibit 99.4

APPENDIX C

INVESTMENT FUNDS

AS OF NOVEMBER 28, 2003

•	Putnam Stable Value Fund

•	Putnam Income Fund

•	PIMCO Total Return Fund

•	Vanguard Life Strategy Moderate Growth Fund

•	The George Putnam Fund of Boston

•	Vanguard Total Stock Market Index Fund

•	Putnam S&P 500 Index Fund

•	Vanguard Growth and Income Fund

•	The Putnam Fund for Growth and Income

•	Vanguard Windsor II Fund

•	Putnam Investors Fund

•	Vanguard Morgan Growth Fund

•	Putnam Voyager Fund

•	Dimensional Fund Advisors U.S. Small Cap Fund

•	EuroPacific Growth Fund

•	Viacom Class B Stock Fund

•	Blockbuster Stock Fund